Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated February 13, 2025 relating to the Common Stock, $0.0001 par value per share, of Erasca, Inc. shall be filed on behalf of the undersigned.

SUVRETTA CAPITAL MANAGEMENT, LLC By: /s/ Aaron Cowen
Name: Aaron Cowen
Title: Authorized Signatory

AVERILL MASTER FUND, LTD. By: /s/ Aaron Cowen
Name: Aaron Cowen
Title: Director

AARON COWEN By: /s/ Aaron Cowen